EXHIBIT 10.1

                        PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (the "Agreement") is made and entered into as of this 1st day of February, 2002, by and between DELTA PETROLEUM CORPORATION, a Colorado corporation, having an address of 555 17th Street, Suite 3310, Denver, Colorado, 80202 (hereinafter referred to as "Seller") and SOVEREIGN HOLDINGS, LLC, a Colorado limited liability company, having an address of 475 17th Street, Suite 1390, Denver, Colorado, 80202 and certain other individuals and entities as set forth on Exhibit "A" attached hereto and by this reference made a part hereof (collectively referred to hereinafter as "Purchaser"). Seller and Purchaser are sometimes collectively referred to hereinafter as the "Parties" (or individually as a "Party").

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

                               ARTICLE I
                           PURCHASE AND SALE

     1.1 Purchase and Sale. Purchaser hereby agrees to purchase from Seller and Seller hereby agrees to sell, transfer, assign and convey to Purchaser all of Seller's interest in the following properties, rights and assets (the "Interests"):

     (a) The undivided interests of Seller in the properties described on Exhibit "B" attached hereto and by this reference made a part hereof whether Seller's interests are working interests, overriding royalty interests, royalty interests or any other type of oil and gas interest;

     (b) The undivided interests of Seller in the leasehold estates created by the leases, licenses, permits and other agreements described on Exhibit "B" (the "Leases") insofar as the Leases cover and relate to the land described on Exhibit "B" (the "Land");

     (c) The undivided interests of Seller in the fixtures, personal property and equipment located on the Land or used in the operation thereof including without limitation the wells, well equipment, casing, tanks, boilers, buildings, tubing, pumping units, motors, pipelines, gathering lines, power lines, processing plants and dehydration facilities and all other machinery, equipment, ancillary facilities and improvements used in the operation of the properties (all of the foregoing are collectively referred to as the "Related Assets");

     (d) Seller's rights and obligations arising after the Effective Time (including without limitation, any calls or other preferential rights to purchase production) under any contracts, permits, licenses, servitudes, easements, rights-of-way, orders, gas purchase and sales agreements, crude oil purchase and sales agreements, surface leases, farmin and farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options and

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          leases of equipment or facilities which are appurtenant to or used in connection with the ownership or operation of the Land and Related Assets or with the production, treatment, sale or disposal of water, hydrocarbons or associated substances from the Land and Related Assets; and

     (e) Copies of all files, records and data owned by or in the possession or control of Seller or any affiliate of Seller and directly relating to or associated with the Leases, Land or Related Assets including but not limited to all land, lease, well, division and transfer orders, prospect and title files and records, geological data, pressure data, decline curves and other related matters to the extent that the transfer thereof is not prohibited by existing contractual obligations with third parties.

     1.2 Effective Time. The effective time and date of the transfer of the Interests shall be 7:00 AM, local time at the location of the affected real property, January 1, 2002.

                               ARTICLE II
                             PURCHASE PRICE

     2.1 Purchase Price. The purchase for the Interests shall be two million seven hundred and fifty thousand dollars ($2,750,000) hereinafter referred to as the "Purchase Price" subject to adjustment pursuant to Section 2.2 below.

     2.2 Adjustments to Purchase Price.

     (a)  The Purchase Price shall be adjusted upward by the following:

          (1) The value, less taxes, of all merchantable hydrocarbons in storage above or upstream from the pipeline connection at the Effective Time that is credited to the Interests.

          (2) The amount of all expenditures (including without limitation, royalties, overriding royalties, rentals and other charges and burdens upon production and ordinary operating expenses and COPAS overhead charges billed under applicable operating agreements), if any, that are, in accordance with generally accepted accounting principles, attributable to Seller's ownership in the Interests for times after the Effective Time and are paid by Seller in connection with the operation of the Interests; and

          (3)  Any other amount agreed upon by Seller and Purchaser.

     (b)  The Purchase Price shall be adjusted downward by the following:

          (1) The amount of proceeds, if any, received by Seller attributable to the Interests that are, in accordance with general accepted accounting principles, attributable to production occurring during the period of time after the Effective Time;


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          (2)  An amount equal to all unpaid expenses, burdens and
               obligations (including without limitation, royalties, overriding royalties, rentals and other charges and burdens upon production and ordinary operating expenses and COPAS overhead charges billed under applicable operating agreements), if any, that are, in accordance with generally accepted accounting principles, accrue or are attributable to the Interests prior to the Effective Time;

          (3)  Any other amount agreed upon by Seller and Purchaser.

     (c) All ad valorem, property and similar taxes based on or measured by the value of the Interests shall be prorated between Seller and Purchaser as of the Effective Time, such proration to be based upon calculations using the 2001 valuation of the Interests and the tax levy applicable for 2001 but if the tax levy for 2001 is not available on or before Closing, based on the tax levy for the 2000 tax year, and any adjustment for 2001 taxes shall be a Post Closing Adjustment.


                                 ARTICLE III
                       REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:

     (a) Seller is a corporation duly organized and validly existing under the laws of Colorado and is qualified to carry on its business in North Dakota.

     (b) Seller will have obtained approval of its board of directors to consummate the transactions described herein prior to Closing and the transactions described herein have been duly and validly authorized by all requisite corporate action on Seller's part and this Agreement constitutes a legal, valid and binding obligation of Seller.

     (c) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with (i) any provision of its Articles of Incorporation or Bylaws, and (ii) any provision of any agreement or instrument to which it is a party or by which it is bound, noncompliance with which would have a material adverse effect upon Purchaser's ownership of the Interests, or upon any of the transactions contemplated by this Agreement.

     (d) Seller has no knowledge of any suit, action, claim, investigation, arbitration, administrative proceeding or inquiry by any person, administrative agency or governmental body pending or threatened against Seller which has or may have a material and adverse effect on its ability to consummate the transactions contemplated hereby.


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     (e)  Seller has not entered into any contract or other agreement to deliver oil or gas produced from the Interests at some future time including any contract for the sale of oil or gas, any hedging agreements for oil and/or gas, any contract containing a "take or pay" or similar provision or any contract providing for a production payment except those shown on Exhibit "C".

     (f) Seller has paid all ad valorem, property, production, severance, excise and similar taxes and assessments based or measured by the ownership of the Interests or the production of hydrocarbons or the receipt of proceeds therefrom which have become due and payable prior to the date hereof.

     (g) Seller has no knowledge of any proposals which are currently outstanding under any operating agreement, and no commitments exist to make expenditures that would obligate Seller or Purchaser to make expenditures after the Effective Time other than the expenses incurred in the normal operation of the properties except those shown on Exhibit "D". Purchaser acknowledges that normal operation of the properties includes the drilling and completion or plugging and abandonment of wells.

     (h) To Seller's knowledge, there are no preferential rights to purchase or consents to assign affecting the Interests other than the governmental consents customarily obtained after conveyance except those shown on Exhibit "E".

     (i) Seller has not incurred any obligation or liability, contingent or otherwise for broker's fees or finder's fees in connection with this Agreement for which Purchaser may have any responsibility.

     (j) Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate alien as those terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations of the Internal Revenue Service thereunder.

     (k) Seller has not caused nor allowed any mortgage, lien or other encumbrance to be placed upon or against the Interests that will not be released at or prior to Closing, other than (i) liens for taxes and assessments which are not yet delinquent or (ii) rights under operating agreements or similar contracts to assert liens against the Interests (but not including rights which have actually been asserted).

     (l) Seller is not obligated to deliver from the Interests any make-up or other volumes of oil, gas or other hydrocarbons on account of any gas balancing or similar obligations without then or thereafter being entitled to full payment therefor. Any production imbalances are set forth on Exhibit "F".

     (m) To Seller's knowledge (i) all of the Leases are in full force and effect (ii) Seller is not in any material breach or default with respect to any of its material obligations pursuant to any of the Leases, and (iii) all payments due thereunder by Seller have been timely paid and Seller has no notice of default thereunder.


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     (n)  Except as set forth herein or in the assignment to be executed at
          Closing, Seller expressly denies all warranties of title with respect to the Interests either express, implied or statutory except by, through and under Seller, but not otherwise. All title review matters and remedies are governed by Section 5.4 hereof.

     (o) PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY. EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING, OR WHICH MAY CONSTITUTE, PART OF THE INTERESTS INCLUDING, WITHOUT LIMITATION,
          (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE,
          (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS.

     (p) Seller makes no representation or warranty regarding the environmental condition of Interests except that Seller agrees to indemnify Purchaser from any Environmental Liabilities which have occurred during the period of time that Seller has owned the Interests. Environmental Liabilities as used herein shall mean any liabilities, claims, expenses, penalties, fines or other obligations, including reasonable fees of attorneys, consultants, engineers, accountants and other advisors, for environmental conditions arising directly or indirectly under the Environmental Laws (as they exist and are in effect as of the Effective Time) from the production, use, transportation, handling, storage, treatment, disposal, emission, discharge, spill, leak, injection, escape, dumping, release or threatened release in any work place or in the air, land, surface waters, groundwaters or other medium, on or offsite, of any Hazardous Substance as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and/or superceded.

     3.2  Representations and Warranties of Purchaser.  Purchaser
(collectively as set forth on Exhibit "A") represents and warrants to Seller that:

     (a) Purchaser (as the case may be), is duly organized and in good standing under the laws of Colorado and is, or will be by the Closing, duly qualified to carry on its business in North Dakota.

     (b) The execution, delivery and performance of this Agreement and the transactions described herein will have been duly and validly authorized by all the requisite action on Purchaser's part and this Agreement constitutes a legal, valid and binding obligation of Purchaser.

     (c) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with (i) any provision of its Articles of Incorporation, Operating Agreement or Bylaws, and (ii) any provision of any agreement or instrument to which it is a party or by which it is bound, noncompliance with which would have a material adverse effect upon the purchase and sale of the Interests, or upon any of the transactions contemplated by this Agreement.


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     (d)  Purchaser has no knowledge of any suit, action, claim, investigation, arbitration, administrative proceeding or inquiry by any person, administrative agency or governmental body pending or threatened against Purchaser which has or may have a material and adverse effect on its ability to consummate the transactions contemplated hereby.

     (e) Purchaser has not incurred any obligation or liability, contingent or otherwise for broker's fees or finder's fees in connection with this Agreement in respect of which Seller may have any responsibility.

     (f) Purchaser is acquiring the Interests for its own account and not with the intent to make a distribution thereof within the meaning of the Securities Act of 1933 and the rules and regulations thereunder or distribution thereof in violation of any other applicable securities laws.

     (g) Purchaser acknowledges that, notwithstanding anything to the contrary contained in this Agreement, it (i) is a sophisticated purchaser with respect to the Interests, (ii) has independently and without reliance upon Seller or any of its employees, agents or representatives and based upon such information as it has deemed appropriate in its independent judgement made its own analysis and decision to enter into this Agreement and to consummate the transactions contemplated herein, except that it has relied upon the representations, warranties, covenants and other agreements of Seller contained in this Agreement, and (iii) has not received and is not relying upon any representation or warranty, express or implied, by operation of law or otherwise, as to the accuracy or completeness of any information regarding Seller, or the Interests furnished or made available to Purchaser or its representatives, except as expressly set forth in this Agreement.

     3.3 Knowledge. As used herein, "to Seller's knowledge" or "to Purchaser's knowledge" shall mean Seller's or Purchaser's actual knowledge without independent investigation.


                                 ARTICLE IV
                                 COVENANTS

     4.1 Covenants of Seller. From the date hereof until the earlier of the Closing or the termination date, Seller covenants and agrees with Purchaser as follows:

     (a) Upon execution of this Agreement, Seller, to the extent such items exist and Seller shall have such items in its possession and subject to any contractual prohibitions, will make available to Purchaser for examination at a location designated by Seller, title information, production information, cash flow and other information relating to the Interests, including, without limitation, accounting files, production files, land files, lease files, well files, division order files, contract files and

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          marketing files, and, subject to the consent and cooperation of operators and those third parties will cooperate with Purchaser in its reasonable efforts to obtain, at Purchaser's sole expense, such additional information relating to the Interests as Purchaser may desire, provided that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party.

     (b) Seller shall carry on the business of Seller with respect to the Interests in substantially the same manner as Seller has heretofore.

     (c) Seller shall use its best efforts to cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of Closing.

     (d) Seller shall use its best efforts to take all such actions as may be necessary or advisable to consummate and make effective the sale of the Interests and the transactions contemplated by this Agreement and to assure that as of the Closing it will not be under any material company, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

4.2 Covenants of Purchaser. Purchaser covenants and agrees with Seller as follows:

     (a) Purchaser shall use its best efforts to cause all the representations and warranties of Purchaser contained in this Agreement to be true and correct on and as of Closing.

     (b) Purchaser shall use its best efforts to take all such actions as may be necessary or advisable to consummate and make effective the sale of the Interests and the transactions contemplated by this Agreement and to assure that as of the Closing it will not be under any material company, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (c) Purchaser shall exercise all due diligence in safeguarding and maintaining secure all Seller's non-public and confidential data relating to the Interests which are in its possession.


                                 ARTICLE V
                                   TITLE

5.1 Purchaser's Title Review.

     (a) As used herein, "Title Defect" shall mean any material encumbrance, encroachment, irregularity, defect or objection to Seller's title to the Interests, other than Permitted
          Encumbrances, that would cause Seller not to have Defensible Title to an Interest. In evaluating whether an encumbrance,

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          encroachment, irregularity, defect in or objection to title is
          "material", due consideration shall be given to whether such defect is of the type expected to be encountered in the area involved and is customarily acceptable to prudent operators and interest owners.

     (b) As used herein the term "Defensible Title" shall mean, as to the Interests, such title that, subject to and except for the Permitted Encumbrances: (1) entitles Seller to receive not less than the "Net revenue Interest" set forth in Exhibit "B" of all the oil, gas and associated hydrocarbons produced, saved and marketed from the presently producing formations in the presently producing wells located on the Interests; (2) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of the presently producing wells located on the Interests in an amount not greater than the "Working Interest" set forth on Exhibit "B"; and (3) is free and clear of material encumbrances, liens and defects.

     (c)  As used herein, the term "Permitted Encumbrances" shall mean:

          (1) Lessors' royalties, overriding royalties, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net Revenue Interest to less than that shown on Exhibit "B".

          (2) Preferential rights to purchase and required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) failure to obtain such consents or waivers will not have a material effect on the value of any specific Interest.

          (3) Liens for taxes and assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

          (4) Materialmen's, mechanic's, employee's or other similar types of liens or charges arising in the ordinary course of business incidental to operation of the Interests if (i) they have not been filed pursuant to law, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (iii) their validity is being contested in good faith by appropriate action;

          (5) All other liens, charges, encumbrances, contracts, agreements, defects and irregularities affecting the Interests that are not such as to interfere materially with the operation, value or use of any of the Interests;

          (6) All rights to consent by, required notices to, filings with, or other actions by governmental or tribal entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to sale or conveyance;


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          (7)  Rights of reassignment upon abandonment or release of the leases;

          (8) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements on, over or in respect of any of the Interests;

          (9) The terms and conditions of all Leases and all agreements, orders, instruments, documents and other matters affecting the Interests (including without limitation production sales contracts, division orders, contracts for sale, purchase, exchange, refining, or processing of hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements for development, area of mutual interest agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transportation agreements, injection, repressuring and recycling agreements, carbon dioxide purchase or sale agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements which are customary in oil, gas and mineral exploration, development or extraction business providing that the foregoing do not operate to reduce the Net Revenue Interest, nor increase the Working Interest, of Seller as represented on Exhibit "B" (unless, in the case of an increased Working Interest, Seller's Net Revenue Interest is proportionately increased); and

          (10) Rights reserved to or vested in any municipality or other governmental authority to control or regulate the Interests in any manner, and all applicable laws, rules and orders of any governmental authority.

     (d) Purchaser may, no later than thirty (30) days after Closing, notify Seller of any Title Defect with respect to the Interests; provided, however, that Purchaser shall not give such notice unless the aggregate value of all Title Defects contained in such notice and calculated in accordance with this Article IV equals or exceeds fifty thousand dollars ($50,000), the "Minimum Amount". Such notice must set forth in reasonable detail each Lease, tract or portion thereof with respect to which a Title Defect is claimed, the nature of each Title Defect and Purchaser's calculation of the value of each Title Defect. In the event that the aggregate value of such Title Defects is in excess of five percent (5%) of the unadjusted Purchase Price, then either Purchaser or Seller shall have the option to terminate this Agreement by giving notice of such termination within five business days after Seller's receipt of Purchaser's notice of Title Defects. Seller shall have the option within thirty (30) days, but not the obligation, to take reasonable actions to cure the Title Defects to Purchaser's reasonable satisfaction.


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     (e)  Subject to Seller's right to cure set forth above, if the aggregate value of the Title Defects exceeds the Minimum Amount, then Purchaser may (i) elect to accept any Defective Interest and waive the Title Defect thereto or (ii) receive credit on the Post Closing Adjustments by an amount equal to the aggregate amount of the uncured Title Defects.

     (f)  The value of a Title Defect shall be determined as follows:

          (1) If the defect is in the actual Net Revenue Interest or Working Interest of Seller, the value of the defect shall be an amount equal to the proportionate dollar amount of the decrease in percentage of Net Revenue Interest or increase in Working Interest without a proportionate increase in Net Revenue Interest.

          (2) If the defect results from a lien or other encumbrance involving a liquidated amount of money, the adjustment for such Interest shall be the cost of removing or curing the lien or encumbrance including court costs and attorney's fees.

          (3) If the defect represents an obligation or burden which is not liquidated, the amount shall be the sum reasonably necessary to compensate the Purchaser and acceptable by both the Seller and Purchaser.

5.2 Casualty Loss. The risk due to casualty loss or condemnation shall be with the Seller at all times prior to the Effective Time and shall be with the Purchaser thereafter. If after the Effective Time and prior to Closing, all or any material portion of the Interests shall be damaged or destroyed and the value of the Interests so damaged, condemned or destroyed is less than twenty percent (20%) of the Purchase Price, Purchaser shall accept the Interests and shall be entitled to the Interests' share of all insurance proceeds or condemnation awards. If the value of the destroyed, condemned or damaged Interests is greater than twenty percent (20%) of the Purchase Price, Purchaser shall have option to terminate this Agreement by delivering a written notice of termination to Seller within thirty (30) days after Closing.

5.3 Preferential Rights and Consents. Purchaser understands that the Interests may be subject to preferential rights and/or consents and in the event that a preferential right is exercised by a third party or if any consent to assign is withheld, Purchaser shall be obligated to purchase the remainder of the Interests and shall be reimbursed at the Post-Closing Adjustment by an amount equal to the greater of the amount Seller actually received from the third party or the value of the Interest calculated as a Title Defect in Section 5.1 above.


                                 ARTICLE VI
                            CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of Purchaser. Purchaser's obligation to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to Closing of each of the following conditions:


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     (a)  Representations, Warranties and Covenants of Seller.  The (i)
          representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing date; and (ii) covenants and agreements of Seller contained in Article IV of this Agreement and any related agreements to be performed on or before Closing in accordance with this Agreement shall have been duly performed in all material respects.

     6.2 Conditions of Seller's obligation to Close. Seller's obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to Closing of all of the following conditions:

     (a) Representations, Warranties and Covenants of Purchaser. The (i) representations and warranties of Purchaser contained in Article III of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing date; and (ii) covenants and agreements of Purchaser contained in this Agreement and any related agreements to be performed on or before Closing in accordance with this Agreement shall have been duly performed in all material respects.

     6.3 Conditions to Obligations of Both Parties. The obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject, at the option of each Party, to the satisfaction or waiver by both Parties of the following conditions:

     (a) No Injunction. On the Closing Date there shall exist no injunction, restraining order or decree of any nature from any court or governmental agency or body of competent jurisdiction that is in effect and which restrains or prohibits the consummation of the transaction contemplated hereby.

     (b) No prohibition. No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis) that would prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or make illegal the payments due hereunder.


                                 ARTICLE VII
                                   CLOSING

     7.1 Closing. Subject to the provisions and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on Friday, February 1, 2002 (the Closing Date").

     7.2 Place of Closing. The Closing shall be held at Seller's office, or at such other place as the Parties may agree upon in writing.

     7.3 Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, all of which shall be deemed to have occurred simultaneously:


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     (a)  Seller and Purchaser shall execute a "Preliminary Settlement
          Statement" prepared by Seller and approved by Purchaser that sets forth the Purchase Price and all adjustments thereto, based on the best information then available to the Parties.

     (b) Purchaser shall deliver the Purchase Price to Seller by wire transfer of funds to a bank and bank account designated by Seller in a written notice delivered to Purchaser not less than two (2) business days prior to Closing.

     (c) Seller shall execute and deliver to Purchaser the "Assignment, Bill Of Sale & Conveyance" set forth as Exhibit "G" attached hereto, conveying to Purchaser, the Interests.

     (d) Seller shall execute and deliver to Purchaser all necessary state, federal, Indian or other governmental agency forms of assignments necessary to convey the Interests to Purchaser.

     (e) Seller and Purchaser shall execute, and deliver "Letters In Lieu Of Transfer Orders" directing the purchasers of production to make payment to Purchaser of the proceeds attributable to the Interests.

     7.4 Further Assurances. After the Closing, each Party at the request of the other Party and without any additional consideration, shall execute and deliver or cause to be delivered from time to time such further instruments of conveyance and transfer and shall take such other actions other parties may require to convey the Interests to Purchaser or to fully vest the privileges, rights and powers incident to the ownership thereof in Purchaser.


                                ARTICLE VIII
                          POST-CLOSING OBLIGATIONS

     8.1 Post-Closing Adjustments.

     (a) Sixty (60) days after the Closing, Seller shall prepare and deliver to Purchaser, in accordance with this Agreement and generally accepted accounting principles, a statement setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments. The amount of all uncured Title Defects including exercised preferential rights and withheld consents to assign shall also be incorporated in this settlement statement. The Parties shall undertake to agree with respect to the amounts due pursuant to such Post-Closing adjustment no later than ninety (90) days after the Closing (the "Final Settlement Date"). If the Purchase Price as finally adjusted pursuant to this Section 8.1 is more than the amount paid by Purchaser at the Closing, Purchaser shall pay to Seller in immediately available funds the amount of such difference. If the Purchase Price as so adjusted is less than the amount paid by Purchaser at the Closing, Seller shall pay to Purchaser in immediately available funds the amount of such difference. Payment by shall be made within five (5) days after the date agreement is reached with respect to all amounts due pursuant to the Post-Closing adjustment.

     (b) The proration of ad valorem taxes, if any, made at the Closing pursuant to Section 2.2(c) shall be adjusted between the Parties in the Post-Closing statement to accurately reflect the proper amount due.

     (c) Any revenues received or costs and expenses paid by Purchaser after the Final Settlement Date which are attributable to the Interests prior to the Effective Time shall be billed or reimbursed to Seller as appropriate. Any revenues received or costs and expenses paid by Seller after the Final Settlement Date which are attributable to the Interests after the Effective Time, and not expressly reserved by Seller, shall be billed or reimbursed to Purchaser as appropriate.

     8.2 Files and records.  As soon as practical, but no later than thirty
(30) days after the date of Closing, Seller shall deliver to Purchaser, at Seller's expense, Seller's original files and records relative to the Interests. If Seller desires to retain any copies, it shall be responsible for the cost of such copying.

     8.3 Sales taxes and Recording Fees. Purchaser shall pay all sales taxes incurred by the sale of the Interests, and all documentary, filing and recording fees required in connection with the filing and recording of the assignments delivered at Closing.

     8.4 Assumption of Obligations. After the Closing, Purchaser shall own the Interests and all rights relating thereto accruing from and after the Effective Time and shall assume and pay, perform, fulfill and discharge all duties, obligations and liabilities accruing with respect to the Interests from and after the Effective Time.

     8.5 Abandonment of Producing Properties. Purchaser shall, at such time as any portion of the Land or any well thereon is abandoned, assume its proportionate share of the obligations to properly plug said well or wells, and upon completion of the salvaging of the property and equipment, shall restore the condition of the premises in accordance with the then current standards required by the rules and laws of all federal, state and local agencies having jurisdiction over the Leases assigned herein. Purchaser further agrees to inde4mnify and hold Seller harmless for the Interests' share of any claims arising in favor of any person or entity by reason of any failure of Purchaser to fully comply with the undertakings herein expressed from and after the Effective Time.

     8.6 Indemnification.

     (a) Indemnities of Purchaser. Purchaser shall, to the fullest extent permitted by law, defend, indemnify, save and hold Seller, and all of its affiliates, successors and assigns and their respective members, directors, officers, employees, agents, shareholders and representatives (collectively, the "Seller Indemnified Parties") harmless from and against all damages, expenses, liabilities, losses, expenses (including attorneys' fees) and the costs arising out of or resulting from any inaccuracy in or breach of any representation or warranty made by the Purchaser. The Seller Indemnified Parties shall give to Purchaser prompt notice in writing of any claims to which this Section applies and afford Purchaser the reasonable opportunity to pay, settle or contest such claim at its expense.

     (b) Indemnities of Seller. Seller shall, to the fullest extent permitted by law, defend, indemnify, save and hold Purchaser, and all of its affiliates, successors and assigns and their respective members, directors, officers, employees, agents, shareholders and representatives (collectively, the "Purchaser Indemnified Parties") harmless from and against all damages, expenses, liabilities, losses, expenses (including attorneys' fees) and the costs arising out of or resulting from any inaccuracy in or breach of any representation or warranty made by the Seller. The Purchaser Indemnified Parties shall give to Seller prompt notice in writing of any claims to which this Section applies and afford Seller the reasonable opportunity to pay, settle or contest such claim at its expense.


                                 ARTICLE IX
                         TERMINATION OF AGREEMENT

     9.1 Events of termination.  This Agreement may be terminated as follows:

     (a)  By the mutual written consent of Purchaser and Seller.

     (b)  By Seller if (i) Purchaser fails to pay Seller the Purchase Price;
          (ii) Purchaser shall fail to perform in any material respect its covenants contained herein required to be performed by it on or prior to Closing; (iii) any of Purchaser's representations contained herein shall be incorrect in any material respect on the Closing Date; (iv) the conditions to Seller's obligations to Close have not been satisfied in all material respects as of the Closing date;

     (c) By Purchaser if (i) Seller shall fail to perform in any material respect its covenants contained herein required to be performed by it on or prior to Closing; (ii) any of Seller's representations contained herein shall be incorrect in any material respect on the Closing Date; (iii) the conditions to Purchaser's obligations to Close have not been satisfied in all material respects as of the Closing date;

     (d) By Purchaser or Seller if the aggregate of all Title Defects amounts or preferential right and consent to assign adjustments exceed five percent (5%) of the Purchase Price; provided, however, that Seller shall not have the right to terminate this Agreement in the event that Purchaser elects, in its sole discretion, not to adjust the Purchase Price and to bear the cost of curing the Title Defects which otherwise would result in adjustments to the Purchase Price that exceed five percent (5%) of the Purchase Price; or

     (e) By Purchaser if the Interests suffer casualty loss or condemnation during the period between the Effective Time and the Closing in the aggregate that exceeds twenty percent (20%) of the Purchase Price.

                                 ARTICLE X
                               MISCELLANEOUS

     10.1 Survival of Representations and Warranties. All representations and warranties of the Parties contained in this Agreement or in any Exhibit hereto, or in any certificate, document or other instrument delivered in connection herewith shall survive the Closing for a period of one hundred and eighty (180) days and shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives for such period. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.1(a), (b), (c) and (p) and 3.2(a), (b) and (c) shall continue in full force and effect without limitation.

     10.2 Entire Agreement. This Agreement, together with the Exhibits hereto, constitute all the promises, covenants, agreements, conditions and undertakings between the Parties hereto with respect to the subject matter hereof and superceded any and all prior and contemporaneous agreements, undertakings, inducements or conditions either express or implied, oral or written, including but not limited to those contained in any letter of intent. All of the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

     10.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.4 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     10.5 Governing Law. This Agreement, other documents delivered pursuant hereto or in connection herewith, and the legal relations between the Parties shall be governed and construed in accordance with the laws of Colorado. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which the property is situated.

     10.6 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing by either hand delivery, certified mail or facsimile transmission, addressed as follows:

          If to Seller:

          Delta Petroleum Corporation
          555 17th Street, Suite 3310
          Denver, Colorado 80202
          Attn: Mr. Roger A. Parker, President
          Telephone:     (303) 293-9133
          Facsimile:     (303) 298-8251

          If To Purchaser:

          Sovereign Holdings, LLC
          475 17th Street, Ste. 1390
          Denver CO 80202
          Attn: Mr. Steven A. Roitman
          Telephone:     (303) 295-7444
          Facsimile:     (303) 29409878

Notices shall be effective (i) upon delivery in the case of hand delivery;
(ii) three days after mailing by certified mail; and (iii) on the day of transmission in the case of facsimile transmission, unless received after business hours in which event notice is deemed received on the next business day, provided in either event that a copy of the notice is also mailed by certified mail to the Party to whom notices being given on the day the facsimile is transmitted. Either Party shall have the right to change its address for notices hereunder by giving written notice of such change to the other party at the above address.

     10.7 Assignment. Purchaser shall not have the right to assign any portion of its rights hereunder to any person or persons without the prior written consent of the Seller, which shall not be unreasonably withheld.

     10.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original but all such counterparts together shall constitute for all purposes only one document. Any counterpart may be delivered by facsimile. Any facsimile shall be replaced with an original as soon as practical.

     10.9 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including without limitation fees and expenses of its own counsel and other contract professionals) and shall not be entitled to any reimbursement therefore from the other Party hereto.

     10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby does not affect any Party adversely. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled.

     10.11 Generality of Provisions. The specificity of any representations, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto shall in no way limit the generality of any representation, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto.

     10.12 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, partnership, corporation, trust, estate or other entity. As used in this Agreement, "affiliate" of a person shall mean any partnership, joint venture, corporation or other entity in which such person has an interest equal to or greater than fifty percent (50%) or which controls, is controlled by or is under common control of such person.

     10.13 Announcements. Seller and Purchaser shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Seller nor Purchaser shall issue any press release or make any other announcement without the prior written consent of the other Party. This provision shall survive Closing and shall continue in full force and effect without limitation.

     10.14 1031 Exchange. Seller may desire to structure this transaction so that it may be accomplished in a manner that will comply with the requirements of a like-kind exchange ("Like-Kind Exchange") pursuant to Section 1031 of the Code. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Interests associated therewith ("1031 Assets"), to a Qualified Intermediary (as that term is defined in Section 1.1031(k)- 1(g)(4)(iii) of the Treasury Regulations) to accomplish part of this transaction in a manner that will comply, either in whole or in part, with the requirements of a Like-Kind Exchange. Pursuant to this Section 10.14 and a 1031 Exchange Agreement to be executed contemporaneously herewith, Seller may assign its rights to the 1031 Assets under this Agreement to a qualified intermediary. Purchaser hereby (i) consents to Seller's assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as set forth in the 1031 Exchange Agreement. The Parties acknowledge and agree that a partial assignment of this Agreement to a Qualified Intermediary shall not release either Party from any of their respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof. Purchaser shall not be obligated to pay any additional costs or incur any additional obligations as a result of the Like-Kind Exchange, and Seller shall indemnify and hold Purchaser harmless from and against all claims, losses and liabilities, if ay result from such a Like-Kind Exchange.

     10.15 Confidentiality Agreement. Until Closing, each Party, its affiliates and their directors, officers, employees, agents, representatives, consultants, investors and lenders agree to keep the terms and conditions of this Agreement, including without limitation the Purchase Price and all economic terms, confidential, and not to disclose such terms and conditions without the prior written consent of the other Party, which consent may be withheld at either Party's sole discretion. The foregoing restriction shall not apply to disclosures and information which (i) are required to comply with applicable statutes and regulations, including stock exchange requirements;

(ii) are required to enforce this Agreement; (iii) are required to obtain waivers of preferential rights or consents required to be obtained under this Agreement; (iv) are required to obtain financing related to the transactions contemplated hereby or the Interests acquired by Purchaser hereunder; or (v) enter the public domain through a third party who does not thereby breach an obligation of confidentiality.

     IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement as of the date first above written.

                              SELLER:
                              DELTA PETROLEUM CORPORATION



                              By:__________________________________
                                 Roger A. Parker, President

                              PURCHASER:
                              SOVEREIGN HOLDINGS, LLC
                              By Fairway Asset Management, LLC,
                              Manager


                              By:__________________________________
                                 Steven A. Roitman, Manager


                              GOLDLINE CREEK, LLC



                              By:_________________________________
                                 Brian F. Fleischmann, Manager


                              DAKOTA VENTURES, LLC



                              By:_________________________________
                                 Conway J. Schatz, Manager